Exhibit 10.4

HANGER, INC.

Non-Employee Director Non-Qualified Stock Option Agreement

THIS AGREEMENT (this “Agreement”) is made by and between HANGER, INC., a Delaware corporation (the “Company”), and the optionee (“Optionee”) identified on the Company’s online electronic list of persons to whom an option has been granted by the Company.

W I T N E S S E T H:

WHEREAS, the Company desires to grant to the Optionee a stock option under the Company’s 2016 Omnibus Incentive Plan (the “Plan”) to purchase shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), in consideration for the Optionee’s service as a member of the Board of Directors of the Company (the “Board of Directors”).

NOW, THEREFORE, the parties hereto, intending to be legally bound, do agree as follows:

1.                                      Grant of Option.  Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to the Optionee the right and option to purchase from the Company all or part of the number of shares of Common Stock as set forth on the Company’s online electronic list as being granted to the Optionee effective as of the date shown on the Company’s online electronic list as being the date of grant to the Optionee (the “Grant Date”).  This option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.                                      Option Price and Time of Exercise.  The per-share purchase price at which the shares subject to option may be purchased by Optionee pursuant to the exercise of this option shall be the closing sale price per share of the Common Stock on the New York Stock Exchange on the date preceding the Grant Date.  Notwithstanding any provisions of the Plan to the contrary, the Optionee and the Company agree that the Optionee’s right to exercise this option shall vest as to one-third of the shares of Common Stock underlying the option at the end of each of the first three years following the Grant Date.  The right to exercise the option shall be cumulative to the extent not theretofore exercised.  The right to exercise the option shall in all events expire, except as provided in Paragraph 5 below, on the day preceding the tenth anniversary of the Grant Date (the “Grant Expiration Date”).

3.                                      Method of Exercise and Payment for Shares.  This option shall be exercised by the methods set forth in the instructions relating thereto as contained on the Company’s online website from which the Optionee has received notice as to the grant of this option by the Company to the Optionee.  No fractional shares of Common Stock shall be issued pursuant to the grant of this option, but in lieu thereof, the cash value of such fraction shall be paid.

4.                                      Option Non-Assignable and Non-Transferable.  This option and all rights hereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by the Optionee or the Optionee’s guardian or legal representative.

5.                                      Exercise After Termination of Membership on the Board of Directors.  In the event of termination of the Optionee’s membership on the Board of Directors by reason of total and permanent disability, this option will immediately vest and become exercisable in full at any time within one year after such disability, but in no event after the Grant Expiration Date.  In the event of the termination of the Optionee’s membership on the Board of Directors by reason of the death of the Optionee, the option shall immediately vest and become exercisable in full by the Optionee’s legal representative at any time within one year after death, but in no event after the Grant Expiration Date.  In the event of the termination of the Optionee’s membership on the Board of Directors other than by reason of total and permanent disability or death, this option will be exercisable, to the extent exercisable on the date of such termination, at any time within ninety (90) days after such termination, but in no event after the Grant Expiration Date.

6.                                      Limitation of Rights.

(a)                                 No Right to Continue as a Director.  Neither the Plan nor this option shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue as a member of the Company’s Board of Directors for any period of time, or at any particular rate of compensation.

(b)                                 No Stockholder’s Rights for Options.  The Optionee shall have no rights as a stockholder with respect to the shares covered by this option until the date of the issuance of a stock certificate therefor, and no adjustment will be made for any dividends or other rights for which the record date is prior to the date such certificate is issued.

(c)                                  Restrictions on Sales of Shares.  By accepting the grant of this option, the Optionee agrees not to sell any shares of Common Stock acquired upon exercise of this option other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

7.                                      Incorporation by Reference.  The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Agreement.  Capitalized terms used in this Agreement and not defined shall have the meanings given in the Plan.

All of the terms and conditions of this Agreement are hereby confirmed, ratified, approved and accepted by the Company and by the Optionee, who has accepted this Agreement and its terms pursuant to Optionee’s electronic submission of Optionee’s confirmation of this Agreement in accordance with the online instructions relating thereto as set forth on the Company’s online website relating to options.